Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BANK OF AMERICA CORPORATION

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Bank of America Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Company is hereby amended by changing the number of shares of stock the Company is authorized to issue, so that, the first sentence of Article 3 thereof shall read as follows:

“3. The number of shares, par value $0.01 per share, the Company is authorized to issue is Ten Billion One Hundred Million (10,100,000,000), divided into the following classes:

Class	Number of Shares
Common	10,000,000,000
Preferred	100,000,000.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed by a duly authorized officer on this 9th day of December, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ Teresa M. Brenner
Name: Title:	Teresa M. Brenner Associate General Counsel